Exhibit 99.1

Superior Energy Advances Comprehensive Restructuring Plan as Anticipated with Voluntary Filing of Chapter 11

December 7, 2020

•	Furthers Financial Recapitalization Process to Convert Company’s $1.3 billion Funded Debt into Equity

•	Files “Pre-Packaged” Chapter 11 to Implement Amended and Restated Restructuring Support Agreement with Holders of approximately 85% of Company’s Senior Unsecured Notes

•	Continues to Conduct Business as Usual with Customers, Vendors, and Employees

Houston—(BUSINESS WIRE)— Superior Energy Services, Inc. (OTCQX: SPNX) (“Superior ” or the “Company”) announced today that it has advanced its previously announced financial restructuring by commencing voluntary cases under chapter 11 of the U.S. Bankruptcy Code before the U.S. Bankruptcy Court (the “Bankruptcy Court”) for the Southern District of Texas (the “Chapter 11 Cases”) to implement a proposed “pre-packaged” Plan of Reorganization (the “Plan”).

Superior entered the Chapter 11 Cases with the support of holders of approximately 85% of Superior’s $1.3 billion of senior unsecured notes. Subject to the Bankruptcy Court’s approval, under the Plan, the noteholders would receive 100% of the equity to be issued and outstanding by the reorganized Company in exchange for discharging $1.3 billion of unsecured claims arising under the senior notes. As a result, the Plan would eliminate all of the Company’s funded debt and related interest costs and establish a capital structure that the Company believes will improve its operational flexibility and long-term financial health even in a low-commodity-price environment.

“Since the initial announcement of our planned recapitalization initiative in September, we have been encouraged by the growing consensus of the noteholders that have agreed to support the Plan, as well as the ongoing strong backing and support provided by our customers and lenders,” said David Dunlap, President and CEO of Superior. “We also thank all of our employees for their ongoing hard work and commitment to our Company and our customers and are grateful to our vendors and other valuable business partners for their continued support. The Company looks forward to quickly emerging from the Chapter 11 Cases in early 2021.”

The Company intends to operate its businesses and facilities without disruption to its customers, vendors, and employees, and is filing motions with the Bankruptcy Court to ensure that all undisputed trade claims against the Company (whether arising prior to or after the commencement of the Chapter 11 Cases) will be paid in full in the ordinary course of business.

Subject to the Bankruptcy Court’s approval, Superior intends to obtain a $120 million debtor-in-possession letter of credit facility (the “DIP Facility”) for its subsidiary SESI, L.L.C. (“SESI”), as borrower, with certain of the lenders under SESI’s existing credit facility (the “Existing Facility”). Upon Bankruptcy Court approval, approximately $47.4 million of outstanding undrawn letters of credit under the Existing Facility will be deemed outstanding under the DIP Facility. The DIP Facility is expected to provide sufficient letter of credit capacity to support the Company’s continuing business operations and minimize disruption during the Chapter 11 Cases.

Bankruptcy Court filings and other information related to the proceedings are available on a website administrated by the Company’s claims agent, Kurtzman Carson Consultants LLC, https://www.kccllc.net/superior, or by calling KCC toll-free at +1 877-499-4509, or +1 917-281-4800 for calls originating outside of the U.S.

Ducera Partners LLC and Johnson Rice & Company L.L.C. are acting as financial advisors for the Company, Latham & Watkins LLP and Hunton Andrews Kurth LLP are acting as legal counsel, Alvarez & Marsal is serving as restructuring advisor, Evercore L.L.C. is acting as financial advisor for an ad hoc group of noteholders with Davis Polk & Wardwell LLP and Porter Hedges LLP serving as legal counsel. FTI Consulting, Inc. is acting as financial advisor for the agent for the Company’s secured asset-based revolving credit facility with Simpson Thacher & Bartlett LLP acting as legal counsel.

About Superior

Superior serves the drilling, completion, and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells. For more information, visit http://www.superiorenergy.com.

Forward-Looking Statements

All statements in this press release (and oral statements made regarding the subjects of this communication) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Superior , which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to: statements regarding the timing and effect of the recapitalization; Superior’s ability to satisfy the conditions to that certain Amended and Restated Restructuring Support Agreement dated December 4, 2020 and obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases; the outcomes of Bankruptcy Court rulings in the Chapter 11 Cases; general market and economic conditions; changes in law and government regulations; and other matters affecting Superior’s business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Superior’s Annual Report on Form 10-K for the year ended December 31, 2019, and those set forth from time to time in Superior’s filings with the Securities and Exchange Commission. Except as required by law, Superior expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

No Solicitation or Offer

Any new securities to be issued pursuant to the restructuring transactions may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws but may be issued pursuant to an exemption from such registration provided in the U.S. bankruptcy code. Such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any chapter 11 plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

Contacts

Paul Vincent, VP of Treasury and Investor Relations,

(713) 654-2200

1001 Louisiana St., Suite 2900

Houston, TX 77002